Exhibit 10.1
February 22, 2008
Mr. James M. Jenness
Kellogg Company
One Kellogg Square
Battle Creek, Michigan 49017
Dear Jim:
     We are very excited that you will remain Chairman of Kellogg Company (the “Company”). Given your ongoing time commitment in this key role, the valuable services you provide, and your affection for the Company and our shareholders, the independent members of the Board have determined to provide you with the following compensation in 2008.
     1. Compensation. Your total annual compensation will be $630,000, which is comprised of the same long-term incentives granted to non-management directors (2,100 shares of restricted stock and 5000 stock options), with the remaining compensation paid in cash. You will receive the restricted shares and stock options on the same day the annual long-term incentives are granted to other employees of the Company. The options will vest in the same manner as those received by other employees (50% on the first anniversary of the grant, and the remaining 50% on the second anniversary. The stock grant will immediately vest (again, the same manner in which restricted stock vests for non-management directors), and you agree to hold those shares as long as you are an employee or director of the Company.
     Of course, you will retain your eligibility for retiree medical benefits and vested stock option awards according to the terms of the relevant plans. In addition, as long as you remain an employee of the Company, you will be eligible to participate in the Company’s employee and senior executive benefits and welfare plans in effect from time to time, such as life, medical and dental insurance, and our savings and investment plan. However, you will not be entitled to additional compensation or benefits from the Company other than those that are currently vested or which are set forth in this letter and the Agreement dated October 20, 2006 (the 2006 Agreement”). To be clear, you will not (a) participate in the Annual Incentive Plan (bonus plan) or any other long term incentive or performance plan (e.g., Executive Performance Plans); (b) be entitled to receive severance benefits from the Company or otherwise participate in the Company’s severance plan; (c) be entitled to receive change of control benefits from the Company or otherwise participate in the Company’s Change of Control Plan; or (d)

Mr. James M. Jenness

February 22, 2008
accrue any additional pension benefits by virtue of your continued employment with the Company.
     With respect to your pension, the 2006 Agreement provides for a lump sum pension benefit as of January 1, 2008. As previously agreed, this benefit is payable six months after your employment with the Company ends in accordance with Section 409A of the Internal Revenue Code (the “Code”). In accordance with our pension plans, the pension benefit will be converted to a lump sum amount using the PBGC interest rate in effect in October 2007. The lump sum will accrue interest at the 30-year treasury rate from January 1, 2008.
     2. Section 409A. This letter and the agreements herein will be interpreted to avoid any penalty sanctions under Section 409A of the Code. Upon your request, the Company agrees to make any changes to this letter and the agreements herein that will assure that no sanctions will be imposed under Section 409A of the Code.
     3. No Other Representations. You represent and warrant that no promise or inducement has been offered or made except as herein set forth and that you are entering into and executing this Agreement without reliance on any statement or representation not set forth within this Agreement by the Company, or any person(s) acting on its behalf.
     4. Non-Assignment of Rights. You represent and warrant that you have not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, debt, obligation, contract, agreement, covenant, guarantee, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered in this Agreement.
     5. Controlling Law and Venue. You agree that the construction, interpretation, and performance of this Agreement shall be governed by the laws of Michigan, including conflict of laws. It is agreed that any controversy, claim or dispute between the parties, directly or indirectly, shall only be resolved in the Circuit Court of Calhoun County, or the United States District Court for the Western District of Michigan, whichever court has jurisdiction over the subject matter thereof, and the parties hereby submit to the jurisdiction of said courts.
     6. Entire Agreement; Amendment. You agree that this Agreement, the 2006 Agreement and the 2004 Agreement (together with this Agreement, the “Letter Agreements”) constitute the entire agreement between you and the Company, and that the Letter Agreements supersede any and all prior and/or contemporaneous written and/or oral agreements relating to such matters. If there is any conflict between this Agreement and either the 2006 Agreement or the 2004 Agreement, this Agreement shall control. You acknowledge that this Agreement may not be modified except by written document, signed by you and the Chief Executive Officer of Kellogg.

Mr. James M. Jenness

February 22, 2008
     7. Employment Relationship. You acknowledge and agree that your employment with the Company described in this Agreement is an at-will employment relationship, and that only the General Counsel of Kellogg may modify this provision, and any modification must be in writing signed by both parties.
     8. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.
     If the terms of this letter are acceptable to you, please sign in the space provided below.

Sincerely,
/s/ Gordon Gund
Gordon Gund
Lead Director

Acknowledged and agreed this 22nd day of February, 2008

/s/ James M. Jenness
James M. Jenness